Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110149, 333-128151, and 333-174450 on Form S-8, Registration Statement No. 333-205562 on Form S-3, and Registration Statement Nos. 333-193585, 333-133911 and 333-160395 on Form S-4 of our reports dated February 27, 2017, relating to the consolidated financial statements and financial statement schedule of LKQ Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update No. 2016-09, “Improvements to Employee Share-Based Payment Accounting”), and the effectiveness of LKQ Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of LKQ Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 27, 2017